Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement on Amendment No. 4 to Form F-4 of our report dated March 31, 2025 relating to the financial statements of Voyager Acquisition Corp, as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and for the period from December 19, 2023 (inception) through December 31, 2023, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

January 30, 2026